Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Brett Chiles
(713) 529-0900

Equus Total Return, Inc. Announces

Year-End Total Net Asset Increase

HOUSTON, TX – April 2, 2007 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund”) today reported total net assets of $93.2 million, representing an increase of $0.63 million in 2006. Due to two dividend payments in the amounts of $2.50 and $0.125, total net assets per share decreased by 9%. Comparative data is summarized below:

	December 31, 2006	December 31, 2005
Net assets	$93,235,863	$92,602,338
Shares outstanding	8,164,249	7,376,592
Dividend per share	$2.625	$0.00
Net assets per share	$11.42	$12.55

The increase in net assets was the result of improved portfolio performance. Spectrum Management, LLC, Sovereign Business Forms, Inc., ConGlobal Industries, Inc. and The Drilltec Corporation, four of the Fund’s largest portfolio holdings, have increased valuations in the aggregate amount of approximately $9.8 million or 52% from year-end 2005. These investments represent 67% of the Fund’s investments in portfolio securities at fair value.

Significant dividend payments were made, resulting principally from the sale of Champion Window Holdings, Inc. and the recently adopted managed distribution policy. The Fund also completed two new investments in 2006. A commitment of up to $11.1 million was made to RP&C International Investments LLC, for preferred equity or subordinated debt in entities to acquire nursing and residential care homes in the United Kingdom and/or Germany. An investment was also made in HealthSPAC, LLC, a California-based company in the business of incubating Special Purpose Acquisition Companies focused on healthcare opportunities. The Fund also made nine follow-on investments in existing portfolio companies. Interests in Jones Industrial Holdings, Inc., and Equicom, Inc. were sold.

The Fund had no outstanding debt and $51 million in cash and short-term investments at year-end. Of this amount, $35 million has been identified for potential future investments under consideration.

Anthony Moore, Co-Chairman, Chief Executive Officer and President of Equus, commented, “We are pleased with the overall performance of the Fund for the year.”

“The Fund’s performance for the year is demonstrative of the ongoing strategy to provide enhanced value with current income realization,” commented Sam P. Douglass, Co-Chairman of Equus. “We believe the Fund is in an excellent position for continued growth.”

Equus Total Return, Inc. is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol “EQS”. Additional information on Equus Total Return, Inc. may be obtained from Equus’ website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statements are material.